EXHIBIT 99.1

[inTEST News Release Letterhead]

inTEST CORPORATION RECEIVES NASDAQ NON-COMPLIANCE NOTICE

CHERRY HILL, NJ, August 31, 2009 - inTEST Corporation (Nasdaq: INTT), an independent designer, manufacturer and marketer of semiconductor automatic test equipment (ATE) interface solutions and temperature management products, today reported that, on August 25, 2009, it received a Nasdaq Staff Determination Letter stating that inTEST is not in compliance with Listing Rule 5450(b)(1)(A) due to the failure to maintain a minimum of $10.0 million in stockholders' equity. As of June 30, 2009, inTEST reported stockholders' equity of $8.8 million.

The Nasdaq letter further stated that inTEST has until September 9, 2009 to submit a plan to regain compliance. Following a review of this plan, Nasdaq staff may grant inTEST an extension of up to 105 calendar days to regain compliance. The Nasdaq letter also stated that, in the alternative, inTEST may consider applying to transfer the listing of its common stock to The Nasdaq Capital Market (the "Capital Market"), where the minimum stockholders' equity requirement is $2.5 million for continued listing. The Company filed an application for transfer with Nasdaq on August 28, 2009.

If the application for transfer is approved, inTEST's common stock could be listed and traded on the Capital Market, so long as inTEST meets the continued listing standards of that Market. inTEST believes that it is in compliance with all of the continued listing standards of the Capital Market except for the minimum bid price requirement (which may be waived as an initial requirement in the event of a transfer). If inTEST's minimum bid does not increase to $1.00 per share or more, inTEST may receive a further notice that it is not in compliance with the Capital Market's continued listing standards. In that event, inTEST could be delisted from the Capital Market, in which case the common stock may be traded over-the-counter.

About inTEST Corporation

inTEST Corporation is an independent designer, manufacturer and marketer of ATE interface solutions and temperature management products, which are used by semiconductor manufacturers to perform final testing of integrated circuits (ICs) and wafers. The Company's high-performance products are designed to enable semiconductor manufacturers to improve the speed, reliability, efficiency and profitability of IC test processes. Specific products include positioner and docking hardware products, temperature management systems and customized interface solutions. The Company has established strong relationships with semiconductor manufacturers globally, which it supports through a network of local offices. For more information visit www.intest.com.

CONTACTS:

Hugh T. Regan, Jr., Treasurer and Chief Financial Officer, inTEST Corporation, 856-424-6886, ext 201.

Forward-Looking Statements:

This press release includes forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. These statements do not convey historical information, but relate to predicted or potential future events that are based upon management's current expectations. These statements are subject to risks and uncertainties that could cause actual results to differ materially from those expressed or implied by such statements. In addition to the factors mentioned in this press release, such risks and uncertainties include, but are not limited to, changes in business conditions and the economy, generally; changes in the demand for semiconductors, generally; changes in the rates of, and timing of, capital expenditures by semiconductor manufacturers; progress of product development programs; increases in raw material and fabrication costs associated with our products; implementation of additional restructuring initiatives; costs associated with compliance with Sarbanes Oxley and other risk factors set forth from time to time in our SEC filings, including, but not limited to, our periodic reports on Form 10-K and Form 10-Q. The Company undertakes no obligation to update the information in this press release to reflect events or circumstances after the date hereof or to reflect the occurrence of anticipated or unanticipated events.